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Exhibit 99.(a)(1)(F)

NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT

        If you previously elected to reject Rigel Pharmaceuticals, Inc.'s ("Rigel") Offer to Exchange, and you would like to change your election and accept the Offer, you must sign this Notice and a new Election Form and return both to Nina Borja at Rigel before 11:59 p.m., Pacific Daylight Time, on Friday, July 25, 2003, unless the Offer is extended. This Notice of Change in Election may be sent via mail or courier to the attention of Nina Borja at Rigel's corporate offices, located at 1180 Veterans Boulevard, South San Francisco, CA 94080. Notices will also be accepted via facsimile. Nina Borja's direct facsimile number is (650) 624-1101. If you do elect to return this Notice and a new Election Form via facsimile, please provide us with original executed copies of both documents as soon as possible. If you have questions regarding the process for returning this Notice, please contact Jim Welch via email at jhwelch@rigel.com or via telephone at (650) 624-1176.

To Rigel:

        I previously received a copy of the Offer to Exchange (dated June 27, 2003), the cover letter, the Summary of Terms and an Election Form. I signed and returned the Election Form, in which I elected to reject Rigel's Offer to Exchange. I now wish to change that election, and accept Rigel's Offer to Exchange. I understand that by signing this Notice and a new Election Form and delivering both forms pursuant to the instructions above, I will be able to withdraw my rejection of the Offer and accept the Offer to Exchange instead.

        I understand that in order to accept the Offer, I must sign and deliver this Notice and a new Election Form to Nina Borja at Rigel's corporate offices, located at 1180 Veterans Boulevard, South San Francisco, CA 94080 before 11:59 p.m., Pacific Daylight Time, on Friday, July 25, 2003, or if Rigel extends the deadline to exchange options, before the extended expiration of the Offer.

        I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

        I accept the offer to exchange options as indicated in the Election Form completed as of the date hereof.

Date:
Optionee Signature
Name:	(Please print)

        Rigel hereby agrees and accepts this Notice of Change in Election from Reject to Accept, and such acceptance shall be binding on Rigel's successors, assigns and legal representatives:

RIGEL PHARMACEUTICALS, INC.

By:	Date:
Title:

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  Exhibit 99.(a)(1)(F)
NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT